Exhibit 99.1

Motorsport Games Reports Third Quarter 2022 Financial Results

MIAMI, Nov 18, 2022 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for its third quarter ended September 30, 2022 (“Q3 2022”). The Company has also posted to the Company’s investor relations website a Q3 2022 Quarter End Review video and a Q3 2022 earnings slide deck, which highlight certain key milestones that occurred in the period, as well as an updated Investor Presentation.

Dmitry Kozko, Chief Executive Officer of Motorsport Games, commented, “During Q3 2022, Motorsport Games announced our official game of the 2022 NASCAR Cup Series season for Nintendo Switch, NASCAR Rivals. Launched in October, NASCAR Rivals helps fans take the competition of NASCAR with them anywhere they go. The 2022 Season Update DLC for NASCAR 21: Ignition was also released in October, bringing the full line-up of 2022 drivers, teams and paint-schemes along with three Next Gen cars. For our racing simulation fans, we delivered the quarterly feature update and content for rFactor 2. September brought the start of the 2022-23 Le Mans Virtual Series with the 8 Hours of Bahrain in September. Our teams brought the thrill and excitement of motorsports to fans with on-site activations and hot-lap competitions at INDYCAR and BTCC races, as well as at the SALT conference in New York City.”

Kozko added, “As previously announced in September 2022, we implemented the 2022 Restructuring Program to improve operating costs, which is expected to generate annualized cost reductions of approximately $4 million by the end of 2023. The goal of the 2022 Restructuring Program is to build a stronger global business operation, enhance the Company’s cost efficiency and improve the Company’s operating margins. Also, on November 10, 2022, we completed a 1-for-10 reverse stock split in an effort to re-gain compliance with NASDAQ’s minimum closing bid price requirement for continued listing. Developing consumer-preferred products continue to be the main focus for the Company and our resilient team.”

Third Quarter 2022 Business Update

●	Some of the Most Elite Esports and Motorsports Teams Included in the Roster for Opening Rounds of the 2022-23 Le Mans Virtual Series: The 5-round season, which includes the 24 Hours of Le Mans Virtual as its grand finale on January 14-15, 2023, will see participants such as Max Verstappen, Romain Grosjean, Daniel Juncadella and Rudy van Buren. The series opened with the 8 Hours of Bahrain in September 2022. All 5 rounds of the coming series will be held online on the rFactor 2 platform allowing teams to compete virtually on simulators located around the world for a total prize fund of US $250,000.

●	rFactor 2 Quarterly Content Update Released: In August 2022, the Company released updates that add to the realism of the racing simulation, and new cars and tracks. Real Road 2.0 and new traction and ABS features increase the immersive aspects of driving with rFactor 2. A new track and several new cars including 2 more BTCC cars were made available in the Steam Store.

Financial Results for the Three Months Ended September 30, 2022

Revenues for Q3 2022 were $1.2 million, as compared to $2.1 million for Q3 2021. The $0.9 million, or 43%, decrease in Q3 2022 revenues when compared to Q3 2021 reflects $0.6 million in lower digital game sales, driven by lower volumes of sales and less favorable pricing, and an out-of-period adjustment of $0.3 million correcting an immaterial overstatement of revenue in the three months ended June 30, 2022.

Q3 2022 net loss was $8.5 million, a $1.8 million increase compared to the Q3 2021 net loss of $6.7 million. The increase in net loss was driven by: (i) a $0.1 million increase in sales and marketing spend; (ii) a $0.8 million increase in foreign currency losses; (iii) a $0.6 million decrease in gross profit; (iv) a $0.1 million increase in interest expense; and (v) an increase of $1.0 million in loss contingency reserves, relating to a legal proceeding. The increases in Q3 2022 expenses described above were partially offset by: (i) a $0.4 million decrease in development expenses; (ii) a $0.2 million decrease in other expenses; and (iii) a $0.1 million decrease in general and administrative expenses.

Q3 2022 Adjusted EBITDA loss(1) was $6.5 million, a $1 million increase in loss when compared to Q3 2021 Adjusted EBITDA loss of $5.5 million. The increase in Adjusted EBITDA loss(1) was primarily driven by the same factors causing the increase in Q3 2022 net loss.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for Q3 2022 and Q3 2021, respectively:

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Net Loss	$(8,536,715)	$(6,658,629)
Interest expense	244,953	160,310
Depreciation and Amortization	504,831	557,924
EBITDA	(7,786,931)	(5,940,395)
Acquisition-related expenses	93,286	193,099
Loss contingency expenses	1,000,000	-
Stock-based compensation	228,712	292,173
Adjusted EBITDA	$(6,464,933)	$(5,455,123)

Financial Results for the Nine Months Ended September 30, 2022

Revenues were $6.6 million and $6.9 million for the nine months ended September 30, 2022 (“Q3 YTD 2022”) and 2021 (“Q3 YTD 2021”), respectively, a decrease of $0.3 million, or 4%, as compared to the prior period. Gaming segment revenues decreased by $0.8 million, or 12%, to $5.9 million for Q3 YTD 2022, as compared to $6.7 million for Q3 YTD 2021, while our Esports segment revenues increased by $0.5 million for Q3 YTD 2022, as compared to Q3 YTD 2021. The decrease in our Gaming segment revenues was primarily due to lower retail revenues of $0.6 million, driven by higher retail pricing concessions, as well as a decrease in digital and mobile game sales of $0.8 million that was caused by lower volumes and pricing. These decreases were partially offset by $0.6 million in additional revenues earned through the development of simulation platforms for third parties. The increase in our Esports segment revenues was due to $0.5 million of higher sponsorship revenues from our Le Mans Virtual Series event, which concluded its 2021-22 season in January 2022 and commenced its 2022-23 season in September 2022, as well as the 24 Hours of Le Mans Live event held in June 2022.

Net loss for Q3 YTD 2022 was $32 million, an increase of $5.3 million, as compared to net loss of $26.7 million for Q3 YTD 2021. The increase in net loss was driven by: (i) a $9.4 million increase in goodwill and intangible asset impairment; (ii) a $1.6 million increase in development expenditures; (iii) a $1.6 million increase in sales and marketing spend; (iv) a $1.4 million decrease in gains from equity method investment; (v) a $1.7 million increase in foreign currency losses; (vi) a $1.1 million decrease in gross profit; (vii) a $0.3 million increase in interest expense; and (viii) a $1.0 million increase in loss contingency reserves, relating to a legal proceeding. These increases were offset by $12.8 million of lower general and administrative expenses.

For Q3 YTD 2022, Adjusted EBITDA loss(1) was $18 million, a $6 million increase, when compared to the $12.0 million Adjusted EBITDA loss for Q3 YTD 2021. The increase in Adjusted EBITDA loss(1) was primarily driven by the same factors as the increase in net loss for Q3 YTD 2022, when compared to Q3 YTD 2021.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for Q3 YTD 2022 and Q3 YTD 2021:

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Net Loss	$(31,991,431)	$(26,704,996)
Interest expense	638,211	311,748
Depreciation and Amortization	1,576,003	1,217,234
EBITDA	(29,777,217)	(25,176,014)
IPO-related expenses	-	2,947,192
Acquisition-related expenses	557,601	2,123,665
Gain attributable to equity method investment	-	(1,370,837)
Impairment of goodwill and intangible assets	9,428,370	-
Loss contingency expenses	1,000,000	-
Stock-based compensation	820,315	9,485,363
Adjusted EBITDA	$(17,970,931)	$(11,990,631)

Cash Flow and Liquidity

For the nine months ended September 30, 2022, the Company had negative cash flows from operations of approximately $16.9 million. The Company expects to continue to incur significant operating expenses and, as a result, the Company will need to grow revenues to reach profitability and positive cash flows. The Company expects to continue to incur losses for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles. As of October 31, 2022, the Company has cash and cash equivalents available of approximately $1.8 million. Based on the cash and cash equivalents available as of October 31, 2022, and the Company’s average cash burn, we do not believe we have sufficient cash on hand to fund our operations for the remainder of 2022 and that additional funding will be required in order to continue operations and we will need to supplement our available liquidity with additional debt and/or equity financing, cash generated by cost control initiatives, and/or additional changes to our product roadmap to reduce working capital requirements.

The Company’s future liquidity and capital requirements include funds to support the planned costs to operate its business, including amounts required to fund working capital, support the development and introduction of new products, maintain existing game titles and certain capital expenditures. The adequacy of the Company’s available funds generally depends on many factors, including its ability to successfully develop consumer-preferred new products or enhancements to its existing products, continued development and expansion of the Company’s esports platform and its ability to collaborate with and/or acquire other companies or technologies to enhance or complement the Company’s product and service offerings.

The Company is currently seeking additional funds through a variety of arrangements and through maintaining and enhancing strong cost controls. There can be no assurances that the sources of liquidity referred to above will provide the Company with sufficient liquidity to meet its ongoing cash requirements as, among other things, the Company’s liquidity can be impacted by a number of factors, including the Company’s level of sales and expenditures, as well as accounts receivable, sales allowances, prepaid manufacturing expenses and accrued expenses.

2022 Restructuring Program Update

To date, the Company has incurred restructuring costs of approximately $0.1 million in connection with its previously announced 2022 Restructuring Program, which primarily consist of severance payments, and expects total restructuring costs to fall within the previously estimated range of $0.1 million to $0.3 million. By implementing the 2022 Restructuring Program, the Company expects to eliminate approximately 20% of its overhead costs worldwide and deliver approximately $4 million of total annualized cost reductions by the end of 2023. As a result of the restructuring efforts, the Company has achieved annualized savings of approximately $2.5 million to date and is continuing its efforts to achieve further cost reductions.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). See the reconciliations of the Non-GAAP Measure to its most directly comparable U.S. GAAP measure in the financial tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net (loss) plus interest (income) expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) IPO-related expenses; (ii) acquisition related expenses; (iii) gain attributable to equity method investment resulting from the acquisition of additional equity interest in Le Mans Esports Series Ltd.; (iv) stock-based compensation expenses; (v) impairment of goodwill and intangible assets; (vi) loss contingency expenses relating to a legal proceeding; and (vii) other charges or gains resulting from non-recurring events, if any.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Company’s measures may not be comparable to other similarly titled measures of other companies. Reconciliations of the Non-GAAP Measure to net loss, its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, November 18, 2022, to discuss its financial results. The live conference call can be accessed by dialing 1-877-407-0784 from the U.S. or 1-201-689-8560. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make the joy of racing accessible to everyone. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series across PC, PlayStation, Xbox, Nintendo Switch and mobile, including NASCAR, INDYCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”), as well as the industry leading rFactor 2 and KartKraft simulations. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure and every story inspires.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) Motorsport Games’ future business, future results of operations and/or financial condition; (ii) the expected future impact of new or planned products, features, events or other offerings and the timing of launching such products, features, events and offerings, including, without limitation our expectations regarding the remaining rounds of the Le Mans Virtual Series; (iii) the expected future impact of implementing management strategies and the impact of other industry trends; (iv) our expectation that we will continue to incur significant operating expenses and will continue to incur losses for the foreseeable future as we continue to develop our product portfolio and invest in developing new video game titles; (v) our liquidity and capital requirements, including, without limitation, our ability to continue as a going concern, our belief we will not have sufficient cash on hand to fund our operations for the remainder of 2022 based on the cash and cash equivalents available as of October 31, 2022 and our average cash burn, our belief that additional funding will be required in order to continue operations, and our expectation to supplement liquidity with additional debt and/or equity financing, cash generated by cost control initiatives, and/or additional changes to our product roadmap to reduce working capital requirements, as well as statements regarding our cash flows and anticipated uses of cash; (vi) our intentions and expectations regarding the 2022 Restructuring Program, including expectations that the program will eliminate approximately 20% of our overhead costs worldwide and deliver approximately $4 million of total annualized cost reductions by the end of 2023; and (vii) our intention of regaining compliance with NASDAQ’s minimum closing bid price requirement for continued listing by effecting the reverse stock split. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of the Company’s new game titles, the Company’s experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs and, in addition to the factors set forth in (ii) through (vii) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings, such as due to difficulties or delays in using its product development personnel in Russia due to the Russia invasion of Ukraine and the related sanctions and/or more restrictive sanctions rendering transacting in the region more difficult or costly and/or difficulties and/or delays arising out of any resurgence of the ongoing and prolonged COVID-19 pandemic; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment (such as the impact on consumer discretionary spending as a result of significant increases in energy and gas prices which have been increasing since early in 2020), a higher interest rate environment, tax increases impacting consumer discretionary spending and or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending, or adverse developments relating to the Russia invasion of Ukraine; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation, or failure to achieve the expected savings under the 2022 Restructuring Program; (v) difficulties and/or delays in resolving our liquidity and capital requirements, including without limitation, difficulties in securing funding that is on commercially acceptable terms to us or at all, such as our inability to complete in whole or in part any potential debt and/or equity financing transactions, as well as any inability to achieve cost reductions, including, without limitation, those which we expect to achieve through the 2022 Restructuring Program; (vi) unexpected developments with respect to the reverse stock split, including, without limitation, future decreases in the price of the Company’s Class A common stock whether due to, among other things, the announcement of the reverse stock split, the Company’s inability to make its Class A common stock more attractive to a broader range of institutional or other investors or an inability to increase the stock price in an amount sufficient to satisfy compliance with the NASDAQ’s minimum closing bid price requirement for continued listing; and/or (vii) difficulties, delays or our inability to successfully complete the 2022 Restructuring Program, in whole or in part, which could result in less than expected operating and financial benefits from such actions, as well as delays in completing the 2022 Restructuring Program, which could reduce the benefits realized from such activities; higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than anticipated annualized cost reductions from the 2022 Restructuring Program and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions. Factors other than those referred to above could also cause Motorsport Games’ results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) delays and higher than anticipated expenses related to the ongoing and prolonged COVID-19 pandemic, any resurgence of COVID-19 and the Russia invasion of Ukraine; (ii) Motorsport Games’ ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (iii) Motorsport Games’ ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iv) unanticipated operating costs, transaction costs and actual or contingent liabilities; (v) the ability to attract and retain qualified employees and key personnel; (vi) adverse effects of increased competition; (vii) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (viii) Motorsport Games’ inability to protect its intellectual property; and/or (ix) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg

traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg

LinkedIn: Motorsport Games

Twitch: traxiongg

Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

ASTRSK PR

motorsportgames@astrskpr.com

Appendix:

The following table provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$1,223,142	$2,138,466	$6,553,918	$6,851,525
Cost of revenues	602,856	949,139	3,472,819	2,637,250
Gross profit	620,286	1,189,327	3,081,099	4,214,275

Operating expenses:
Sales and marketing	1,440,659	1,348,773	4,669,328	3,077,213
Development	2,631,066	3,015,233	7,717,046	6,083,773
General and administrative	4,008,335	3,130,944	10,781,098	22,612,162
Impairment of goodwill	-	-	4,788,268	-
Impairment of intangible assets	-	-	4,640,102	-
Depreciation and amortization	92,703	81,874	326,499	179,097
Total operating expenses	8,172,763	7,576,824	32,922,341	31,952,245
Loss from operations	(7,552,477)	(6,387,497)	(29,841,242)	(27,737,970)
Interest expense	(244,953)	(160,310)	(638,211)	(311,748)
Gain attributable to equity method investment	-	-	-	1,370,837
Other expense, net	(739,285)	(110,822)	(1,511,978)	(26,115)
Net loss	(8,536,715)	(6,658,629)	(31,991,431)	(26,704,996)
Less: Net loss attributable to non-controlling interest	(21,431)	(99,114)	(933,234)	(553,413)
Net loss attributable to Motorsport Games Inc.	$(8,515,284)	$(6,559,515)	$(31,058,197)	$(26,151,583)

Net loss attributable to Class A common stock per share:
Basic and diluted	$(7.29)	$(5.64)	$(26.61)	$(23.17)

Weighted-average shares of Class A common stock outstanding:
Basic and diluted	1,167,359	1,163,590	1,167,178	1,128,576

NOTE: All share data and share-based calculations set forth in this table have been adjusted to reflect the company’s 1-for-10 reverse stock split completed on November 10, 2022 on a retroactive basis for the periods presented.